Press Release
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS FISCAL 2006 YEAR-END RESULTS

SAN ANTONIO, Texas -- December 27, 2006 - Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), a provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, and an emerging participant in the oil and gas industry, today announced financial results for its fiscal year ended September 30, 2006.

Revenue for the fiscal year was $4.3 million compared with $6.1 million in fiscal 2005. The company reduced its net loss available to common shareholders to $383,000, or $0.11 per diluted share, from $3.3 million, or $1.26 per diluted share, in fiscal 2005.

Lori Jones, CEO of ASI, said, "The substantial reduction in our net loss resulted from improved performance on our GIS contracts, a significant reduction in our overhead expenses and the sale of our Wisconsin production center. These enhancements came at the same time we worked to build a meaningful presence for our ASI Energy Division within the oil and gas industry. We are pleased by the progress we have made in this regard, and intend to build on this momentum throughout fiscal 2007."

Analytical Surveys, Inc., which has historically served the GIS markets, has recently transitioned its focus toward the development of oil and gas exploration and production opportunities. ASI's Energy Division is focused on high-quality exploratory and developmental drilling opportunities, as well as purchases of proven reserves with upside potential attributable to behind-pipe reserves, infill drilling, deeper reservoirs and field extension opportunities. ASI is headquartered in San Antonio, Texas. For more information, visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.

ANALYTICAL SURVEYS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2006 and 2005

(In thousands)
Assets	2006	2005
Current assets:
Cash and cash equivalents	$1,357	$622
Accounts receivable, net of allowance for doubtful accounts of $80 and $50 at September 30, 2006 and 2005, respectively	1,322	1,529
Revenue earned in excess of billings, net	49	1,612
Prepaid expenses and other	226	81
Total current assets	2,954	3,844
Oil and natural gas properties and equipment; full cost method of accounting	2,019	--
Equipment and leasehold improvements, at cost:
Equipment	570	3,979
Furniture and fixtures	98	363
Leasehold improvements	1	75
	669	4,417
Less accumulated depreciation and amortization	(605)	(4,249)
Equipment and leasehold improvements, net	64	168
Total assets	$5,037	$4,012
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,973	$17
Billings in excess of revenue earned	99	425
Accounts payable	45	289
Accrued liabilities	239	688
Accrued payroll and related benefits	132	687
Total current liabilities	2,488	2,106
Long-term debt:
Capital lease obligations, less current portion	13	30
Redeemable preferred stock, no par value; authorized 2,500 shares; 0 and 166 shares issued and outstanding at September 30, 2006 and 2005, respectively, (liquidation value $266)	--	247
Total long-term debt	13	277
Total liabilities	2,501	2,383
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, no par value; authorized 2,500 shares; 280 and 0 shares issued and outstanding at September 30, 2006 and September 30, 2005, respectively	261	--
Common stock, no par value; authorized 100,000 shares; 3,779 and 2,869 shares issued and outstanding at September 30, 2006 and 2005, respectively	36,341	35,312
Accumulated deficit	(34,066)	(33,683)
Total stockholders' equity	2,536	1,629
Total liabilities and stockholders' equity	$5,037	$4,012

ANALYTICAL SURVEYS, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended September 30, 2006 and 2005

(In thousands, except per share amounts)
	2006	2005

Revenues
GIS services	$4,313	$6,063
Oil and gas	7	--
Total revenues	4,320	6,063

Costs and expenses:
Salaries, wages and benefits	2,694	5,261
Subcontractor costs	522	1,524
Other general and administrative	1,240	2,310
Depreciation and amortization	63	175
Severance and related costs	--	67
Total operating costs	4,519	9,337
Loss from operations	(199)	(3,274)
Other income (expense):
Interest expense, net	(177)	(78)
Other income (expense), net	(20)	12
Gain on extinguishment of debt	61	--
Total other expense, net	(136)	(66)
Loss before income taxes	(335)	(3,340)
Provision for income taxes	--	--
Net loss	(335)	(3,340)
Deemed dividend associated with beneficial
conversion feature of preferred stock	(30)	--
Dividends on preferred stock	(18)	--
Net loss available to common stockholders	$(383)	$(3,340)

Basic net loss per common share	$(0.10)	$(1.26)
Preferred stock dividends	(0.01)	--
Net loss available to common shareholders	$(0.11)	$(1.26)

Diluted net loss per common share	$(0.10)	$(1.26)
Preferred stock dividends	(0.01)	--
Net loss available to common shareholders	$(0.11)	$(1.26)

Weighted average common shares:
Basic	3,383	2,644
Diluted	3,383	2,644